Exhibit 99.1

Live Oak Acquisition Corp. Reminds Stockholders to Vote in Favor of Business Combination with Danimer Scientific

Live Oak Acquisition Corp. (NYSE: LOAK) ("Live Oak" or the "Company"), a publicly-traded special purpose acquisition company, reminds its stockholders to vote in favor of the approval of the Company’s proposed business combination with Meredian Holdings Group, Inc., doing business as Danimer Scientific (“Danimer”), a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics, and the related proposals to be voted upon at the Company’s virtual special meeting scheduled to be held on December 28, 2020, as described in the Company’s proxy statement/prospectus dated December 16, 2020 (the “Proxy Statement”).

Every stockholder's vote is important, regardless of the number of shares the stockholder holds. Accordingly, Live Oak requests that each stockholder complete, sign, date and return a proxy card, if it has not already done so, to ensure that the stockholder's shares will be represented at the virtual special meeting. Stockholders which hold shares in "street name," meaning that their shares are held of record by a broker, bank or other nominee, should contact their broker, bank or nominee to ensure that their shares are voted.

In connection with the proposed transaction, Live Oak filed the Proxy Statement with the Securities and Exchange Commission (“SEC”) on December 16, 2020, and the Proxy Statement together with a notice and access instruction form or a proxy card were mailed shortly thereafter to Live Oak stockholders of record as of the close of business on December 7, 2020. Both forms contain instructions on how to attend the virtual special meeting including the URL address (https://www.cstproxy.com/liveoakacq/sm2020), along with a 12-digit control number for access.

All stockholders of record of Live Oak common stock as of the close of business on December 7, 2020 are entitled to vote their shares either in person or by proxy at the virtual special meeting. If any Live Oak stockholder has not received the Proxy Statement, such stockholder should confirm the proxy's status with their broker, or contact Morrow Sodali LLC, Live Oak's proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

The Live Oak virtual special meeting of stockholders is scheduled to take place on December 28, 2020 at 10:00 a.m. Eastern time, exclusively via a live webcast at https://www.cstproxy.com/liveoakacq/sm2020.

Important Information and Where to Find It

In connection with the proposed business combination between Danimer and Live Oak and related transactions (the “Proposed Transactions”), Live Oak has filed a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which includes a proxy statement distributed to holders of Live Oak’s common stock in connection with Live Oak’s solicitation of proxies for the vote by Live Oak’s stockholders with respect to the Proposed Transactions and other matters as described in the Registration Statement and a prospectus relating to the offer of the securities to be issued to Danimer’s stockholders in connection with the Proposed Transactions. Investors and security holders and other interested parties are urged to read the Proxy Statement, and any amendments thereto and any other documents filed with the SEC carefully and in their entirety because they contain important information about Live Oak, Danimer and the Proposed Transactions. Investors and security holders may obtain free copies of the Proxy Statement and other documents filed with the SEC by Live Oak through the website maintained by the SEC at http://www.sec.gov, or by directing a request to: Live Oak Acquisition Corp., 774A Walker Rd., Great Falls, VA 22066.

Participants in the Solicitation

Live Oak and Danimer and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the Proposed Transactions. Information about the directors and executive officers of Live Oak and Danimer is set forth in the Registration Statement. Stockholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Live Oak

Live Oak was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. Live Oak is sponsored by Live Oak Sponsor Partners, LLC, a Delaware limited liability company.

About Danimer

Danimer is a performance polymer company specializing in bioplastic replacements for traditional petrochemical-based plastics. Danimer, through its principal operating subsidiaries, Meredian, Inc., Danimer Scientific, L.L.C. and Danimer Scientific Kentucky, Inc., brings together innovative technologies to deliver renewable, environmentally friendly bioplastic materials to global consumer product companies. Danimer has core competencies in fermentation process engineering, chemical engineering and polymer science. In addition, Danimer has created an extensive intellectual property portfolio to protect its innovations which, together with its technology, serves as a valuable foundation for its business and future industry collaborations.

Contacts:

Investors

ir@danimer.com

Phone: 229-220-1103

Media

DanimerPR@icrinc.com